SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 14A
                               (Rule 14a-101)
                          INFORMATION REQUIRED IN
                              PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of
                    the Securities Exchange Act of 1934
                              (Amendment No. )


 Filed by the Registrant (X)

 Filed by a Party other than the Registrant ( )

 Check the appropriate box:

 ( )  Preliminary Proxy Statement

 ( ) Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

 ( )  Definitive Proxy Statement

 (X)  Definitive Additional Materials

 ( )  Soliciting Material Pursuant to section 240.14a-11(c) or section
      240.14a-12

                             Tech Squared Inc.
        ____________________________________________________________
              (Name of Registrant as Specified In Its Charter)

        ____________________________________________________________
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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             __________________________________________________

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             __________________________________________________

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           pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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 FROM:                      FOR:

 BlueFire Partners             Tech Squared Inc.
 1300 Fifth Street Towers,     150 S. 5th St
 6690 Shady Oak Rd.            Eden Prairie, MN 55344
 Minneapolis, MN 55402
 Contact - Tom Langenfeld      Contact - Jeffrey  F. Martin
           612-371-0000                  612-832-5622


 FOR IMMEDIATE RELEASE
 ---------------------

 TECH SQUARED SCHEDULES SHAREHOLDER MEETING
 ON PROPOSED VOLUNTARY DISSOLUTION OF COMPANY
 ----------------------------------------------------------------------


      MINNEAPOLIS, Nov. 19 -- Tech Squared Inc. (OTC Bulletin Board:TSQD) said today that it has mailed proxy materials to its shareholders to solicit proxies for approval of the dissolution of Tech Squared pursuant to a plan of voluntary liquidation and dissolution. A special meeting of Tech Squared shareholders is scheduled for 8:30 a.m. CST Friday, Dec. 10, 1999, at The Hilton Airport hotel, Bloomington, Minn.

      Upon shareholder approval of the voluntary dissolution pursuant to the plan of liquidation and dissolution, which has already been approved by the board of directors, Tech Squared intends to complete the sale of its operating assets for cash pursuant to a previously announced asset purchase agreement, and to complete a tax-free reorganization with Digital River, Inc. (Nasdaq:DRIV) in accordance with a previously announced acquisition agreement.

      In the reorganization, Digital River will receive 3,000,000 shares of its own common stock currently owned by a wholly-owned subsidiary of Tech Squared plus $1,200,000 in cash from Tech Squared and, in exchange, will issue 2,650,000 shares of Digital River common stock to Tech Squared. Tech Squared will be dissolved promptly after completion of this transaction.

      Closing of the reorganization is subject to shareholder approval of the voluntary dissolution, completion of the sale or other disposition of Tech Squared's operating assets, the establishment of a liquidating trust to satisfy known or contingent liabilities of Tech Squared, and other customary conditions. Tech Squared currently intends to deposit a portion of the to-be-issued shares of Digital River common stock into the liquidating trust to satisfy this requirement. The remaining newly-issued shares of Digital River common stock, which are expected to constitute substantially all of the assets of Tech Squared, will then be distributed to Tech Squared shareholders on a pro-rata basis.

      Shareholders are urged to review the proxy statement-prospectus, filed jointly with Digital River and mailed to Tech Squared shareholders on about Nov, 11, 1999. Shareholders who have not received the proxy statement-prospectus, or desiring additional information, are urged to contact Georgeson Shareholder Communications, Inc., at 1-800-223-2064, which Tech Squared has retained to assist in the solicitation of proxies. Further information is also available in Tech Squared's filings with the Securities and Exchange Commission which can be accessed, on the Internet, at www.sec.gov.

      Chuck Reese, president and chief executive officer of Tech Squared, said, "We are pleased that our shareholders will now have a more effective means to realize the benefit of their investment by becoming direct owners of Digital River common stock."

      As previously announced, Tech Squared has signed a definitive agreement with Virtual Technology Corp. (OTC Bulletin Board:VTCO) under which VTC will acquire substantially all of Tech Squared's operating assets for a cash purchase price of approximately $3,000,000. The asset sale to VTC includes Tech Squared's Net Direct, DTP Direct and distribution operations, along with various trade and Internet domain names. Closing of the asset sale to Virtual Technology is expected to occur shortly after shareholder approval of the voluntary dissolution of Tech Squared.

      Virtual Technology Corp. is a Minneapolis-based e-commerce company specializing in the sale of high-performance computer hardware, software and peripheral products. Tech Squared, based in Minneapolis, is a national marketer and distributor of mid- to high-end microcomputer hardware, software and peripherals primarily to businesses in the desktop publishing, graphic arts and pre-press industries, as well as an emerging customer base of Internet and intranet site developers.

 EXCEPT FOR HISTORICAL FINANCIAL INFORMATION, THE INFORMATION CONTAINED IN THIS RELEASE IS FORWARD-LOOKING AND SUBJECT TO CERTAIN RISKS AS DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE PROXY STATEMENT-PROSPECTUS FILED JOINTLY WITH DIGITAL RIVER, THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DEC. 31, 1998, AS AMENDED ON NOVEMBER 2, 1999, AND THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 31, 1999, JUNE 30, 1999 AND SEPTEMBER 30, 1999. ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY BASED ON SUCH RISKS.

                                  # # # #

 11/19/99